Exhibit 10.2

Magic4 Limited.

Employment Agreement

Date 11 May 2004

This Agreement is between Magic4 Limited (“Magic4”) a company registered in England and Wales with a registered office at Chadwick House, Birchwood Park, Warrington, Cheshire, WA3 6AE, England and Simon John Wilkinson of [23 St Michael’s Avenue, Bramhall, Cheshire SK7 2PT] (“you” and “your” in this Agreement), and sets forth the terms of your employment. Subject to clause 1, it is in substitution for, and replaces, all subsisting agreements relating to your employment.

1.	Term

The date on which your employment with Magic4 is considered to have started is the date set out in Schedule A.

This Agreement is conditional upon and shall become effective only on completion of the purchase of the entire issued share capital of Magic4 by Openwave Systems, Inc (“Openwave”) pursuant to a Sale and Purchase Agreement of even date between Openwave, you and others (“Completion”). This Agreement will continue from Completion until terminated in accordance with Section 9 below or the last day of the month in which you reach normal retirement age when it will terminate automatically. Your previous arrangements with Magic4 will continue with full force and effect until Completion.

2.	Job Title, Reporting and Duties

2.1	Your job title will be: VP Sales, Client Product Group for Openwave

2.2	You will report to the Senior VP, Worldwide Customer Operations for Openwave

2.3	Your duties will primarily be as defined in Schedule B

2.4	It should be emphasised that you are no longer an officer of Magic4 and thus cannot in any way bind Magic4, nor enter into agreements with prospective customers as to order confirmation and delivery.

2.5	You agree that you will serve Magic4 and Openwave to the best of your ability and act at all times in good faith and further the best interests of Magic4 and Openwave.

2.6	You agree to devote the whole of your working time, attention and abilities to your employment with Magic4. During your employment (including after work hours, weekends and vacation time) you agree not to be concerned with any other business or potential business except as holder or beneficial owner (together with your immediate family) of less than one percent (1%) of any class of securities. You should seek the permission of your manager, which shall not be unreasonably withheld, for any shareholding which might potentially breach this clause and if the circumstances are accepted they must be listed in Annex 5. Should any conditions change in respect of companies listed in Annex 5 you should immediately inform your manager.

2.7	If and so long as Magic4 requires, and without any further remuneration, you will carry out your duties on behalf of any Associated Company of Magic4.

2.8	Magic4 may at its sole discretion transfer this Agreement to any Associated Company of Magic4 at any time.

3.	Place of Work and Travel

3.1	Your duties shall be initially carried out at the office premises currently located in Warrington at Chadwick House, Birchwood Park, Warrington, Cheshire WA3 6AE. Magic4 reserves the right to require you to work at any other location within the UK or abroad should the needs of its business require, provided that you will be entitled to relocation assistance in accordance with Openwave’s policy’s for executives of your seniority.

3.2	During your employment, should certain of your duties be carried out from your home, Magic4 will provide you with suitable office equipment including, but not limited to, a computer, printer, fax machine and mobile phone (“Equipment”). You understand and agree that this Equipment is given to you on loan and shall be returned to Magic4 upon termination of your employment or on request from time to time by Magic4. You will observe Openwave’s rules and regulations from time to time in force concerning the use of any such equipment.

3.3.1	You understand and agree that you will be required to travel extensively within Europe and overseas in the course of the performance of your duties, and such travel shall be as mutually agreed between you and Magic4 or Openwave. Travel arrangements shall be as per standards customarily used by Openwave which currently require lowest cost fare routing where reasonable and possible and shall be made in accordance with Openwave’s standard procedures as notified to you from time to time.

3.3.2	Should you use your car for business mileage you must ensure you have appropriate insurance to cover you for business use.

4.	Salary and Benefits

4.1	Base Salary

Your base salary will be £130,000 per annum, payable in equal monthly instalments in arrears on or about the 28th day of each month by bank transfer to a bank account designated by you.

4.2	Provided you are still employed by Magic4 or Openwave or any of its Associated Companies on the due date for payment (as specified in the Openwave Variable Pay Plan (the “Plan”) rules), and neither you nor Magic4 have given notice of termination of employment on or before such date, and you have performed adequately against objectives to be determined by the Senior VP, Worldwide Customer Operations for Openwave in consultation with you, Magic4 may pay you a bonus in accordance with the Plan, as amended from time to time. Your present annual on target bonus compensation will be £130,000. Any bonus will be paid in accordance with the usual procedures defined and circulated to employees from time to time as part of the Plan. Openwave reserve the right to alter the Compensation and bonus levels.

4.3	You will also continue to be entitled to benefit from the Magic4 2004 Bonus Plan dated 16 March 2004 insofar as that Plan entitles you to receive a bonus at half year end 2004. You will have no other entitlement under this plan.

4.4	Payment of your salary and any bonus shall be made by Magic4 or by an Associated Company of Magic4 less all appropriate deductions.

4.5	Private Medical Insurance

During your employment, you will be provided with private medical insurance for you and your dependants subject to the terms of the relevant scheme from time to time. All legal and policy requirements will apply. You may be required and hereby consent to undergo a medical evaluation if requested.

4.6	Car Allowance

You will receive a car allowance in the amount of seven thousand two hundred pounds (£7,200) per annum. You will undertake to run a vehicle that is suitable for the carriage of prospective clients. You will be responsible for the payment of all road, vehicle or licensure taxes or similar governmental impositions, insurance premiums, maintenance and repair expenses, oil, petrol and other running expenses in respect of business and personal use of the car, and as otherwise provided for in Openwave’s policies as may be amended from time to time. You will be reimbursed for fuel costs in connection with business miles only at the rate appropriate to the vehicle you run as will be notified to you from time to time.

4.7	Death in Service Life Assurance

You will be provided with life assurance equivalent to three times your base salary at the date of your death and in accordance with Openwave’s policies which may be amended from time to time.

4.8	Pension

4.8.1	During your employment, Magic4 will, subject to completion of the relevant forms by you, contribute a sum equivalent to seven percent (7%) of your basic salary to a Pension Plan organised on your behalf by Openwave. The contribution will be made monthly. You are required to contribute three percent (3%) to the pension from your basic salary, but you may elect to make a higher employee contribution to this Plan in accordance with its terms. Magic4 reserves the right to terminate or change its participation in the Scheme.

4.9	Sickness. Sick Pay and Group Permanent Health Insurance Policy

4.9.1	You agree to inform your manager or such other person as may be notified to you from time to time promptly of any incapacity for work owing to sickness or injury, preferably by telephone as near to the start of the business day as possible, and thereafter take such additional steps as Magic4 shall reasonably require.

4.9.2.1	During the first twenty-six (26) weeks of any illness or injury related absence, you will be entitled to receive your normal base salary as well as Magic4’s contributions to your pension. Such payment will be made inclusive of state benefits.

4.9.2.2	Because you already have six months of continuous service with Magic4 or the Openwave Group, you shall be entitled to long term disability plan benefits, subject to acceptance by the insurer and the terms set out below and in the summary of employee benefits for Openwave UK staff accompanying this Agreement.

4.9.3	You will be required to provide Magic4 with a self-certificate for the first seven (7) days’ absence and thereafter a Doctor’s certificate. You also agree to comply with and provide information to Magic4 to enable it to comply with the Statutory Sick Pay Regulations.

4.9.4	Magic4 reserves the right to require you to undergo a medical examination, at the expense of Magic4, with a medical practitioner or other health professional nominated by Magic4 and you agree to submit to such an examination.

Subject to your acceptance into the policy, Magic4 will provide Permanent Health Insurance in accordance with the rules from time to time in force and this benefit will terminate on the earlier of your termination or reaching normal retirement age.

You will, if requested by Magic4, give written permission to allow Magic4 to have access to any medical or health report in its complete form which has been prepared by the medical practitioner nominated by Magic4 or by any other health professional concerning your physical or mental condition.

4.9.5	Magic4 reserves the right not to pay you in respect of any absence from work due to sickness or injury without sufficient evidence of incapacity as specified above or if you fail to comply with Magic4’s reasonable requirements after notice and a reasonable opportunity to cure such failure. In the case of an absence of uncertain duration you must keep Magic4 regularly informed of its expected duration.

4.9.6	You understand and agree that Magic4’s right to terminate this employment agreement overrides any rights to the Permanent Health Insurance scheme described in this clause 4.9 or to benefit from its terms; provided, however, that nothing in this clause shall entitle Magic4 to terminate your employment where an entitlement to benefits payable under the Permanent Health Insurance scheme has arisen and whilst that entitlement continues, other than pursuant to clause 9.2 or by reason of redundancy.

4.10	Limitation on Liability and Right to Change Alter or Amend Provisions

The benefits outlined above are provided subject to the rules of the various plans and your acceptance into the plan as a beneficiary of the plan. Your acceptance into the plan may be limited by the requirements of the insurer. You will not be entitled to any benefits under any relevant plan until the administrative formalities have been completed. Magic4 will endeavour to provide similar levels of cover whilst they remain at commercially reasonable terms, but accordingly, reserves the right to alter, amend or discontinue the provisions of any plan at any time.

5.	Deduction upon Termination

You agree that Magic4 may deduct from your final salary or other payments due to you during your employment or from your final pay upon termination, howsoever caused, any sums lawfully owed by you to Magic4.

6.	Business Expenses

Magic4 agrees to pay directly or reimburse you for all reasonable, ordinary, necessary and verifiable travel, hotel or similar accommodation, entertainment and like expenses incurred in connection with your employment provided you submit expense reports in compliance with Magjc4’s requirements. Any Magic4 credit card shall be used solely for reasonable and necessary expenses incurred by you in the course of your employment.

7.	Hours of Work

Your standard hours will be 9:00 a.m. to 5:30 p.m. You may be required to work in excess of such standard hours in order to complete your tasks. In your role, it is not possible to pre-determine your hours of work.

An opt-out clause under the Working Time Regulations is enclosed for you to sign if you wish.

8.	Holidays

8.1	You shall be entitled to twenty five (25) days holiday per year in addition to UK public and statutory holidays. You may be required to work on or over statutory holidays, but will be allowed days off in lieu at a time to be agreed with your Manager. All holiday dates are subject to agreement with Magic4 and should be notified four weeks in advance where possible.

8.2	Unused holidays do not carry forward from year to year unless in exceptional circumstance and with the written permission of Magic4 and the HR department. Magic4 will make no payment in lieu of holiday which has not been taken by you in each calendar year.

8.3	If at termination holiday taken exceeds entitlement, equivalent payment may be deducted from your final cheque. You may be required to take any holiday due during any notice period; otherwise you shall receive payment in lieu of holiday accrued and due but not taken in your final cheque.

9.	Termination of Employment

9.1	Unless terminated as otherwise provided in this Agreement, your employment will continue until it is terminated by either party giving three (3) month’s written notice of termination to the other party.

9.2	Notwithstanding section 9.1 above, Magic4 may, without prejudice to other rights it may have, at any time summarily terminate your employment hereunder with immediate effect if you shall commit any act of gross misconduct or repeated acts of serious misconduct. Examples of gross misconduct include, but are not limited to, dishonesty, harassment, fraud, breach of confidence, drug or alcohol abuse, gross insubordination, failure to comply with the computer security procedures specified by Openwave from time to time.

In the event of any termination under this Clause 9.2, Magic4 shall only be obliged to pay you the remuneration and benefits due to you up to the effective date of termination. You will not be entitled to a payment in lieu of notice, without prejudice to any legal claim Magic4 may have against you arising out of your breach of contract.

9.3	If either party terminates your employment by notice in accordance with the provisions of Clause 9.1, Magic4 shall not be required to provide you with work during the notice period, but may (provided that Magic4 continues to pay and grant you the salary and other benefits to which you are entitled under the terms of this Agreement), require you to remain available to and to perform services commensurate with your skills and position (but not necessarily those you usually perform) on such conditions as Magic4 deems reasonable.

9.4

Notwithstanding the notice period, Magic4 may instead of giving such notice or, where notice has been given, instead of employing you for the remainder of the notice period, at its option lawfully terminate your employment by paying you the salary and benefits to which you would have been legally entitled during any such notice period or remaining notice period, subject to such deductions of tax and national insurance contributions and other deductions legally required.

10.	Restrictive covenants

10.1	You will not (without the previous consent in writing of Magic4) for the period of 12 months immediately after the termination of your employment under this Agreement whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

10.1.1	carry on, or be engaged, concerned or interested in:

10.1.1.1	any business role at or with Access Systems Inc, Teleca, AOL Tegic, Comverse, CMG, Ericsson, Nokia, or Qualcomm (or any of their associated companies, subsidiaries or affiliates controlled by or under common control with the respective entity) within a business, division or product group that is in Competition with the existing business of Openwave, Magic4 or any of its or their Associated Companies; or

10.1.1.2	any business or venture that relates to messaging products or related services for the mobile services industry,

in any city, county, state or country in Europe, Asia or the United States of America in which the products of Magic4, Openwave or any of its or their Associated Companies are being sold in and with which you were involved in a senior capacity in the course of your employment at any time during the period of 12 months immediately preceding the termination of your employment.

10.1.2	negotiate with, solicit business from or endeavour to entice away from Magic4 or Openwave or any of its or their Associated Companies the business of any person, firm, company or organisation who or which to your knowledge is or has been a customer, client, agent or supplier to (or who had regular business dealings with Magic4, Openwave or any of its or their Associated Companies during the period of 12 months immediately preceding the termination of your employment and with whom you had direct dealings or personal contact in the course of your employment during that period, so as to harm the goodwill or otherwise damage the business of Magic4, Openwave or of any of its or their Associated Companies provided that this restriction will be limited to activities by you which will involve offering or providing services similar to those which you will have provided during your employment.

10.1.3

undertake to provide in competition with Magic4, Openwave or any of its or their Associated Companies any service or supply or develop any product with similar functionality to those with which you were concerned during the period of 12 months immediately preceding the termination of your employment to or for any person who is or was a customer, client, agent of or supplier to (or who had regular business dealings with) Magic4, Openwave or any of its or their Associated Companies during the period of 12 months immediately preceding the termination of your employment and with whom you have had dealings in the course of your employment during that period.

10.1.4	interfere with, solicit or endeavour to entice away from Magic4, Openwave or any of its or their Associated Companies any person who to your knowledge is, and within the period of 12 months immediately preceding the termination of your employment had been part of the senior management of Magic4, Openwave or any of its or their Associated Companies or who had worked in software development, professional services or sales earning at least £30,000 annual basic salary in that period for Magic4, Openwave or any of its or their Associated Companies and with whom you had personal dealings in the course of your employment during that period.

10.2	For the avoidance of doubt, none of the restrictions contained in clause 10.1 shall prevent you from carrying out activities which are not in direct or indirect competition with any business being carried on by Magic4, Openwave or any of its or their Associated Companies at the termination of your employment.

10.3	Nothing in clause 10.1 shall prevent you from holding (directly or through nominees) investments listed on the Official List of London Stock Exchange plc or in respect of which dealing takes place in the Alternative Investment Market or any recognised stock exchange as long as you do not hold more than one per cent (1%) of the issued shares or other securities of any class of any one company.

10.4	At no time after the termination of your employment will you directly or indirectly represent yourself as being interested in or employed by or in any way connected with Magic4, Openwave or any of its or their Associated Companies other than as a former employee of Magic4.

10.5	You agree that, having regard to all the circumstances, the restrictions contained in this clause are reasonable and necessary for the protection of Magic4, Openwave or of any of its or their Associated Companies and that they do not bear harshly upon you and the parties agree that:

10.5.1	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

10.5.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

10.6	For the purposes of this Agreement:

“Associated Company” shall mean an associated company within the meaning of section 416(1) Income and Corporation Taxes Act 1988).

“Competition” shall mean engagement in or the taking of concrete steps toward engaging in the business of providing (A) software that enables Internet connectivity, or enables or provides data services, on mobile devices (such as messaging, messaging related services, browsing, and digital rights management) to handset or similar device manufacturers, communication service providers or enterprise customers, or (B) messaging, browsing, and digital rights management software to handset or similar device manufacturers, communication service providers, Internet service providers or enterprise customers, either as carried on or being developed by Openwave, Magic4 or any of its or their Associated Companies as of the date of termination of your employment.

11.	Liquidation for Reconstruction or Amalgamation

You shall have no claim against Magic4 if the employment is terminated by reason of the liquidation of Magic4 for the purposes of amalgamation or reconstruction provided that you are offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which taken as a whole are not substantially less favourable than the terms of this Agreement.

12.	Confidentiality and Intellectual Property

You will execute and be bound by the terms of the Confidentiality and Intellectual Property Agreement in the form attached hereto as Annex 1.

13.	Severability

13.1	The provisions of this Agreement are severable and if a provision or Clause hereof shall be held to be invalid or unenforceable by a court or tribunal of competent jurisdiction, that provision shall be deemed deleted from this Agreement and the remainder of this Agreement shall be carried out as nearly as possible according to its original terms and intent.

13.2	If Magic4 considers that it would be in its best interests to do so, it shall be entitled by giving notice to you to delete or limit in any manner any of the restrictions contained in sections 10 and 2.6 of this Agreement whether as to time or effect and, following receipt of such notice, you shall be bound by the restrictions as so limited.

14.	Public Statement

Notwithstanding and without prejudice to each party’s duties to the other imposed and/or implied by law, the parties agree not to make, directly or indirectly, any derogatory, derisory or detrimental statements regarding the other.

15.	Employment Rights Act 1996

15.1	Schedule A hereto identifies certain particulars of the employment which are required by the Employment Rights Act 1996.

16.	Miscellaneous

16.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

16.2	Headings are for convenience only and shall not in any way affect the interpretation of any paragraphs of this Agreement or this Agreement itself.

16.3	The waiver of the breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach.

16.4	This Agreement cannot be cancelled, modified, amended or waived, in whole or in part, or in any way except by an instrument in writing signed by the parties, and it shall be binding upon and inure to the benefit of the representatives, designees, successors and assigns of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement with effect from the day, month and year first above written.

Magic4 Limited		EMPLOYEE

By:	/s/ Steve John Langkamp	Signature:	/s/ Simon Wilkinson

Printed name:	Printed name:	Simon Wilkinson
Title:

SCHEDULE A

In accordance with the Employment Rights Act 1996 the following terms of your appointment apply on the date of the Agreement as provided therein:

(a)	Job title – VP Sales, Client Product Group for Openwave

(b)	Date of commencement of employment – 1 September 1996

(c)	Remuneration - see Clause 4.

(d)	Hours of work - see Clause 7.

(e)	Place of work - see Clause 3.

(f)	Holidays - see Clause 8.

(g)	Sickness or injury - see Clause 4.6.

(h)	Pension - see Clause 4.5 - A contracting out certificate within the meaning of the Pensions Scheme Act 1993 is not in force.

(i)	Notice - see Clause 9.

(j)	Collective Agreements - there are no collective agreements which govern or affect your employment.

(k)	The Disciplinary Rules applicable to this appointment are set out in Annex 4 to this agreement.

1)	Grievance Procedure

i)	If you seek to redress any grievance relating to your employment, you should apply in writing to the HR department.

ii)	The HR Department will endeavour to propose a solution thereto within fourteen (14) days of the application by you and will undertake such investigations as may be appropriate to consider the grievance.

iii)	If you are dissatisfied with the decision of the HR Department you should appeal in writing to the VP HR for the time being within fourteen (14) days. The VP HR will further investigate your grievance and endeavour to propose a solution acceptable to all parties. The VP HR’s decision will be final.

SIGNED BY for and on behalf of Magic4 Limited

/s/ Steve John Langkamp

Printed Name:

Title:

SIGNED by the said

/s/ Simon Wilkinson
Printed Name: Simon Wilkinson

SCHEDULE B

Position	VP Sales, Client Product Group for Openwave

Reporting to:	ADD
Senior VP, Worldwide Customer Operatives for Openwave

ANNEX 1

Confidentiality and Intellectual Property Agreement

1.	Confidentiality

1.1	You shall neither during your employment (except in the proper performance of your duties or with the express written consent of Magic4) nor at any time (without limit) after its termination (except in compliance with an order of a competent court) directly or indirectly

1.1.1	use for your own purposes or for any purposes other than those of Magic4, Openwave or in any of its or their Associated Companies; or

1.1.2	divulge or communicate to any person, company, business entity or other organisation whatsoever; or

1.1.3	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any trade secrets or confidential information relating or belonging to Magic4, Openwave or any of its or their Associated Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect Magic4 or Openwave would regard as confidential, or any information which has been given to Magic4, Openwave or any Associated Company in confidence by customers, suppliers and other persons.

1.2	You shall not at any time during the continuance of your employment with Magic4 make any notes or memoranda relating to any matter within the scope of Magic4’s, Openwave’s or any Associated Company’s business, dealings or affairs otherwise than for the benefit of Magic4, Openwave or any Associated Company.

1.3	You acknowledge that all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of Magic4, Openwave or any Associated Company (and any copies of the same):

1.3.1	shall be and remain the property of Magic4, Openwave or the relevant Associated Company; and

1.3.2	shall be handed over by you to Magic4, Openwave or to the relevant Associated Company on demand and in any event on the termination of your employment and you shall certify that all such property has been handed over on request by Magic4.

1.4	The obligations contained in paragraph 1.1 shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of unauthorised disclosure.

2.	Inventions and other intellectual property

2.1	The parties foresee that you may make inventions or create other Intellectual Property in the course of your duties and agree that in this respect you have a special responsibility to further the interests of Magic4, Openwave and any Associated Company.

2.2	Any invention, improvement, design, process, information, copyright work, computer program, trade mark, trade name or get-up, work or other output (Work) made, created or discovered by you following the Commencement Date and/or during your employment (whether capable of being patented or registered or not and whether or not made or discovered in the course of your employment) in each case in conjunction with or in any way affecting or relating to the business of Magic4, Openwave or of any Associated Company or capable of being used or adapted for use in or in connection with such business, together with all Intellectual Property subsisting therein, (collectively Intellectual Property Rights) shall be disclosed immediately to Magic4 and shall (subject to sections 39 to 43 Patents Act 1977) belong to and be the absolute property of Magic4 or such Associated Company as Magic4 may direct and you hereby assign to Magic4 with full title guarantee and by way of present assignment of future rights, all such copyright, database rights, design rights (and any other Intellectual Property capable of assignment by way of present assignment of future rights) which may fall within the definition of the Intellectual Property Rights absolutely for the full term of those rights.

2.3	If and whenever required so to do by Magic4 you shall at the expense of Magic4, Openwave or such Associated Company as Magic4 may direct:

2.3.1	apply or join with Magic4, Openwave or such Associated Company in applying for patent or other protection or registration in the United Kingdom and in any other part of the world for any Intellectual Property Rights; and

2.3.2	execute all instruments and do all things necessary for vesting all Intellectual Property Rights (including such patent or other protection or registration when so obtained) and all right, title and interest to and in them absolutely, with full title guarantee and as sole beneficial owner, in Magic4, Openwave or such Associated Company or in such other person as Magic4 may specify.

2.4	You irrevocably and unconditionally waive all your rights under Chapter IV of Part I Copyright Designs and Patents Act 1988 in connection with your authorship of any existing or future copyright work in the course of your employment, in whatever part of the world such rights may be enforceable including, without limitation:

2.4.1	the right conferred by section 77 of that Act to be identified as the author of any such work; and

2.4.2	the right conferred by section 80 of that Act not to have any such work subjected to derogatory treatment.

2.5	You irrevocably appoint Magic4 to be your Attorney in your name and on your behalf to execute any such instrument or do any such thing and generally to use your name for the purpose of giving to Magic4 the full benefits of this clause a certificate in writing in favour of any third party signed by any director or by the Secretary of Magic4 that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case.

2.6	You agree that during your employment you will not, and that at no time since the Commencement Date did you, use or disclose to Magic4 any Work the Intellectual Property in which is owned by any previous employer of you and/or by any other third party.

2.7	Nothing in this clause 2 shall be construed as restricting the rights of you or Magic4 under sections 39 to 43 Patents Act 1977.

2.8	For the purposes of this Agreement:

“Associated Companies” shall mean an associated company within the meaning of section 416(1) Income and Corporation Taxes Act 1988).

“Commencement Date” means 1 September 1996.

“Intellectual Property” means all patents, registered designs, trade marks and service marks (whether registered or not and including any applications for the foregoing), copyrights, design rights, semiconductor topography rights, database rights and all other intellectual property and similar proprietary rights subsisting in any part of the world (whether or not capable of registration) and including (without limitation) all such rights in materials, works, prototypes, inventions, discoveries, techniques, computer programs, source codes, data, technical commercial or confidential information, trading, business or brand names, goodwill or the style of presentation of the goods or services or any improvement of any of the foregoing and the right to apply for registration or protection of any of them and in existing applications for the protection of any of the above.

Executed as a deed by	)	/s/ Steve John Langkamp
Magic4 Limited	)	Director
acting by two directors or by a	)
director and its secretary	)	/s/ James Bodha
	)	Director/Secretary

Executed as a deed by	)
Simon Wilkinson	)
in the presence of	)	/s/ Simon Wilkinson

Signature of witness

Name	/s/ R.E. JACKSON
Address	33 CRESTTOR ROAD
WOOLTON
LIVERPOOL L25 6DN

ANNEX 2

DATA PROTECTION EMPLOYEE CONSENT FORM

The Data Protection Act 1998 sets out the principles that should be followed when processing personal data of any kind. One of the ways in which Magic4 “the Company” can take steps to comply with some of these principles is to ask you to consent to the processing of your employment related personal data. However, you should be aware that this is not the only way that the Company can comply with the principles contained in this Act.

We maintain certain personal information about you as part of our general employee records. Our records may include your address and contact details, marital status, educational background, employment application, history with the company, areas of expertise, details of salary and benefits, bank details, performance appraisals and salary reviews, records relating to holiday and other leave, working time records and other management records. We have become aware of this information in a number of ways - directly from you, from others and otherwise over time through our relationship with you - and may receive and/or retain it in various forms (whether in writing, electronically, verbally or otherwise).

We use this information for a variety of personnel administration and employee, work and general business management purposes. For example, we need this information to administer payroll, improve and maintain the administration of employee benefits (such as leave entitlement, facilitate the management of work and employees, operate performance and salary reviews, operate the Company’s IT and communications systems, comply with record keeping and other legal obligations.

The Company also processes information relating to your health which may amount to sensitive personal data. The particular information that the company holds relating to your health is the records of sickness absence and medical certificates (including the Company’s Self Certified Sickness Form and any medical reports which employees have provided). The purpose of keeping this sort of information is to administer Company and Statutory Sick Pay, monitor and manage sickness absence and comply with obligations under Health and Safety legislation and the Disability Discrimination Act 1995.

Some of this personal information is stored in a database located at the head office in the United States. The database is controlled by our administrative staff in the United Kingdom and can be accessed electronically. The Company has security measures in place which will ensure the confidentiality of the information contained in the database and these measures will be reviewed over time and upgraded in line with technological developments. The remainder of the personal information is held on personnel files which are kept in the Human Resources Department.

From time to time, we will ask you to review and update the personal information we hold about you (although you are welcome to review and update this information more or less frequently, as you wish). Please contact the Human Resources Department at any time for more information about the Data Protection Act and to obtain an up to date copy of the information held about you, subject to the various exceptions which are contained in the Data Protection Act.

Please confirm your consent to the Company processing personal data relating to you for personnel administration, employee work and business management purposes (examples of which are set out above) by signing this form in the space provided below. If you have any questions, please contact the Human Resources Department.

/s/ Simon Wilkinson	7/5/04
Date

ANNEX 3

The Working Time Regulations 1998

Opt-Out Agreement

I understand that the effect of the Working Time Regulations 1998 is to limit my average working time to a maximum of 48 hours, inclusive of overtime, over a 7 day period averaged over 17 weeks. I understand that should I not wish to work in excess of 48 hours then I will suffer no detriment, nor be treated any less favourably than any other employee.

Given these understandings I wish to dis-apply the effect of the Regulations in relation to the maximum 48 hour limit, the effect of which is to remove the 48 hour maximum limit in relation to my employment indefinitely. For the avoidance of doubt the terms of my contract of employment referring in particular to my undertaking to work hours in addition to my contractual hours where reasonably necessary are not affected by this agreement.

Additionally I agree that should I wish to revert to the 48 hour maximum as specified in the Working Time Regulations, I will give the Company and in particular my manager a minimum of 1 months’ notice, in writing, of the cancellation of this agreement in order that they can make the necessary business arrangements to meet operational/customer requirements.

Name:	Simon Wilkinson
Signature	/s/ Simon Wilkinson
Date	7/5/04
Signature	/s/ Steve John Langkamp
on behalf of Magic4 Limited
Date

Annex 4

Disciplinary Rules

1.	Introduction

The purpose of having Disciplinary Rules is to maintain a fair, efficient and safe working environment for all employees. The Company requires good standards of conduct from its employees. The Rules below are not exhaustive. They are intended to serve as guidance of the standards of behaviour expected. All employees have a responsibility to familiarise themselves with these Rules.

Where it is necessary to take disciplinary action against an employee, such action will be appropriate to the seriousness of the offence or to the extent of any poor performance. Relevant factors such as the employee’s position, length of service and previous disciplinary record, together with any extenuating circumstances, will also be taken into account as appropriate.

2.	Misconduct

Normally, where unsatisfactory conduct or performance occurs (other than gross misconduct), the employee concerned will be liable to disciplinary action in accordance with the Company’s Disciplinary Procedure. The following are some examples of misconduct:

☐	Any wilful breach, infringement or non-observance of the terms of the Contract of Employment or the Company’s procedures as varied from time to time, e.g. poor time keeping, failure to carry out lawful verbal or written instructions of a Manager, failure to follow the company’s sickness notification and certification procedures;

☐	Evidence of negligence or inadequate attention to work or of failure to meet required performance standards;

☐	Disruptive behaviour;

☐	Unauthorised and unreasonable absence from the work place;

☐	Misuse of company resources including computer software or hardware, email, and telephones or inappropriate use of the internet for example to access sexually explicit material. This type of conduct will be treated as extremely serious and in extreme cases may be viewed as Gross Misconduct (see section 3 below

☐	Persistent unauthorised absenteeism or lateness;

☐	Unsatisfactory attitude or lack of cooperation;

☐	Failure to maintain health and safety standards;

☐	Unreasonable standards of appearance or inappropriate dress.

This list is not exhaustive.

3.	Gross Misconduct

Gross misconduct is misconduct of such a nature that it fundamentally breaches the contractual relationship between the employer and the employee and justifies the management in no longer accepting the continued presence of the employee at work. Summary dismissal, (i.e. dismissal without notice or pay in lieu of notice), will normally follow where the Company has reasonable grounds for believing that gross misconduct has been committed, or where there has been a serious and fundamental breach of Company rules or of the contract of employment.

The following are some examples of gross misconduct, however the list is not exhaustive:

☐	Disloyalty or breach of confidentiality or security;

☐	Theft or attempted theft from the Company, its employees, customers or any third party,

☐	Other offences of dishonesty;

☐	Harassment on the grounds of sex, race or disability, religion, sexual orientation or age of colleagues, or any other person whilst on Company business;

☐	Disorderly conduct at work, including fighting, assaulting another employee, violence at work, swearing, shouting or threatening behaviours and other action of an offensive nature on customer site, or at a work related function;

☐	Serious misuse of Company resources (see section 2 above)

☐	Forgery, falsification of records or documents (including the submission of false expenses);

☐	Falsifying a qualification which is a stated requirement of employment or promotion;

☐	Wilful damage to property belonging to the Company, an employee or any third parry;

☐	Being under the influence of alcohol or unprescribed drugs at work;

☐	Gross insubordination or wilful refusal to carry out reasonable Company requests or instructions;

☐	Serious negligence which causes (or is capable of causing) unacceptable loss, damage or injury;

☐	Deliberate infringement of any company rules as stated in the Company Handbook, including the health and safety rules;

☐	Any action which could damage the reputation of the Company;

☐	Rudeness or other unacceptable behaviour to customers.

The Company reserve the right to dismiss any employee found guilty in a court of law of any crime, whether or not committed during working hours, which may render the employee wholly unsuitable for the job or unable to carry out his work, or which may reasonably be considered to lower the good reputation the Company enjoys with its customers, suppliers and the market. Similarly, the Company reserves the right to terminate employment where an employee is involved in protracted criminal proceedings which materially affects normal attendance at work.

The above examples do not represent a complete list of all possible offences for which an employee may be summarily dismissed. Other substantial offences will carry the same penalty.

4.	Suspension for Investigation

The Company reserves the right to suspend an employee (on normal pay and benefits) pending the outcome of a disciplinary investigation in which the employee may possibly be implicated. Any such suspension will be confirmed in writing as soon as reasonably practicable, and this will be a precautionary, not a disciplinary suspension pending the outcome of the matter. A suspension in these circumstances is not therefore a disciplinary sanction.

5.	Disciplinary Suspension & Transfer

In addition to disciplinary warnings, the Company has the right, as a disciplinary sanction, to suspend an employee for up to 20 working days without pay and benefits, or in appropriate cases to transfer or demote an employee to a different job and/or department, which may be of a lower grade or status and rate of pay and benefits, or to impose a reduction in salary.